Exhibit 21.1
            Subsidiaries of Registrant listing state of incorporation


Name                                            State of Incorporation
----                                            ----------------------
PRI Medical Technologies, Inc.                         Nevada

Physiologic Reps                                       California

Medical Resources Management Financial, Inc.           California